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                                                                    EXHIBIT 99.1



                                                   AMERICASBANK CORP.
                                                   CONTACT: MARK H. ANDERS
                                                   PHONE: 443-921-0804
                                                   WEBSITE: www.americasbank.com



               AMERICASBANK CORP. TO INCREASE LOAN LOSS PROVISION

TOWSON, MD. (January 28, 2008) -- AmericasBank Corp. (Nasdaq: AMAB), the parent company of AmericasBank, today announced that it expects to record a provision for loan and lease losses of approximately $2.9 million for the fourth quarter 2007. The provision includes approximately $1.4 million related to the partial write-down of five loans, including $922,000 on three residential construction loans to a related group of borrowers where the Company has uncovered evidence of possible fraud by outside parties against the Bank. Mark Anders, President of the Company, stated, "We are aggressively pursuing the investigation of this matter, as well as the collection of all amounts due us. We also are pursuing all available legal remedies. However, the recovery process is uncertain, and it may take an extended period of time to resolve this matter."

The provision for loan and lease losses for the quarter ended December 31, 2007 also will include approximately $756,000 to increase the allowance percentage on the Bank's loans for acquisition, development and construction of residential real estate due to concerns about the general weakening of the residential housing market. The loan loss provision for the quarter also will include a provision of approximately $641,000 on specific loans where the borrower's financial condition has weakened and an increase in reserves is appropriate.

"We are disappointed with the level of the provision at year-end. Our growth strategy has been heavily dependent on mortgage lending and the housing sector, two areas in the economy that have suffered tremendously from the meltdown in the mortgage capital markets. Increasing our reserves at this time is appropriate. Our Company remains well-capitalized after these charges," commented Anders.

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The Company is scheduled to release its earnings for the fourth quarter and the year ended December 31, 2007, in mid February 2008, and will discuss the results of operations at that time.

ABOUT AMERICASBANK CORP.
AmericasBank Corp. is the parent company of AmericasBank, a Maryland-chartered commercial bank headquartered in Towson, Maryland. AmericasBank is dedicated to contributing to the growth and prosperity of the communities it serves, with a special focus on serving the needs of the business community and promoting home ownership. AmericasBank operates its banking center in the Towson, Maryland market under the trade name of Towson Community Bank, and the banking center in the Annapolis, Maryland market as Annapolis Community Bank.

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Such statements, regarding AmericasBank Corp.'s anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: the risk that AmericasBank Corp. may continue to incur losses; the possible loss of key personnel; the inability to successfully implement strategic initiatives; risk of changes in interest rates, deposit flows and loan demand; risk associated with having a large percentage of residential real estate loans secured by investment properties; risk of an industry concentration with respect to deposits; risk of credit losses; risks associated with residential mortgage lending, including acting as a correspondent lender; risk associated with a slowdown in the housing market or high interest rates; the allowance for loan and lease losses may not be sufficient; operational risks of the leasing companies to which AmericasBank has extended credit in connection with the lease portfolio; dependence on third party vendors; risk of possible future regulatory action as a result of past violations of the Real Estate Settlement Procedures Act; as well as changes in economic, competitive, governmental, regulatory, technological and other factors that may affect AmericasBank Corp. or AmericasBank specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. AmericasBank Corp. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the AmericasBank Corp.'s filings with the U.S. Securities and Exchange Commission and available at their web site www.sec.gov.